Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Johnson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES $100 MILLION OPEN MARKET REPURCHASE

Joe Hogan, president and CEO, intends to personally purchase $1.0 million of Align’s common stock

TEMPE, Ariz., November 6, 2023 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN) a leading global medical device company that designs, manufactures, and sells the Invisalign® system of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it is planning to repurchase $100 million of Align’s common stock through open market repurchases under Align’s $1.0 billion stock repurchase program that was approved by Align's Board of Directors in January 2023. This $100 million open market repurchase is in addition to the $250 repurchase of Align's common stock under an accelerated stock repurchase agreement that was announced on October 27, 2023.

“Invisalign is the most trusted brand in the Orthodontic industry globally and we believe our record Q3’23 teenage shipments reflect market share gains for our clear aligners,” said Joe Hogan, president and CEO,” “today’s announcement of Align’s $100 million open market repurchases along with my additional $1 million share buyback demonstrates our confidence in our business and commitment to increasing shareholder value. We will continue to focus on execution of our strategic growth drivers including iTero systems and services."

The open market repurchases of Align’s common stock will be executed pursuant to a Rule 10b5-1 trading plan entered into by Align. The timing and number of shares repurchased will be based on an evaluation of market conditions and other factors, including stock price, trading volume, general business and market conditions, and capital availability. The repurchases are expected to be completed by mid-December 2023 and will be funded with Align’s cash on hand. As of September 30, 2023, Align had approximately 76.6 million shares outstanding and $1.3 billion in cash, cash equivalents and short-term and long-term marketable securities.

Align also announced that Joe Hogan, president and CEO, intends to personally purchase $1.0 million of Align’s common stock. This amount is in addition to the $1.0 million of Align’s common stock that Joe Hogan recently purchased in October 2023.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 252 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 26 years, Align has helped doctors treat over 16.4 million patients with the Invisalign system and is driving the evolution in digital dentistry through the Align Digital Platform™, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign trained doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align and Align Digital Platform are trademarks of Align Technology, Inc.

Forward-Looking Statements

This news release contains forward-looking statements including statements regarding the expected completion date of the open market repurchases, the number of shares of common stock that will be repurchased, Align's market share gains in clear aligners, Align's expectation that it will finance the repurchases with cash on hand as well as other statements regarding the open market repurchases, and the anticipated amount and timing of purchases of stock by Align's president and CEO. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the Securities and Exchange Commission on February 27, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which was filed with the SEC on November 3, 2023. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.